EXHIBIT 10.32

SECOND AMENDMENT

TO THE

MANUFACTURING AND SUPPLY AGREEMENT OF DECEMBER 7 2003

THIS SECOND AMENDMENT TO THE MANUFACTURING AND SUPPLY AGREEMENT DATED DECEMBER 7 2003 ("2nd Amendment") is made effective as of 19 May 2006 (the “2nd Amendment Effective Date”), by and between Lonza Biologics PLC, having its principal place of business at 228 Bath Road, Slough, Berkshire SL1 4DX, England ("LB"), Lonza Biologics, Inc. having its principal place of business at 101 International Drive Portsmouth, New Hampshire 03801 ("Lonza Inc") (collectively LB and Lonza Inc, hereinafter "Lonza"), and Genentech, Inc., a Delaware corporation, having its principal place of business at One DNA Way, South San Francisco, California 94080 ("Genentech").

BACKGROUND

The Parties have executed that certain Manufacturing and Supply Agreement by and between the Parties dated December 7, 2003, as amended 14 March 2005 (the “1st Amendment”), (collectively, the “Agreement”) and wish now to further amend said Agreement.

Lonza and Genentech desire to modify the Lonza Facility to [*], and in conjunction therewith, Lonza agrees to grant Genentech an option to implement such modification in accordance with the terms of this 2nd Amendment.

Lonza and Genentech also desire to amend the Purchase Price to be paid by Genentech for certain Batches of Product produced by Lonza, provide a means to estimate and true-up invoicing of the Purchase Price for Batches, amend the milestone payments to be paid by Genentech upon Lonza achievement of certain milestones, re-schedule certain Campaigns to be conducted by Lonza, provide for an alternative means of invoicing for Batches resulting from a Project, and amend the Manufacturing Process.

NOW, THEREFORE, IN CONSIDERATION OF the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
[*]. Lonza hereby grants to Genentech an option to require Lonza to implement a project [*] (as further described in Exhibit 1 attached hereto, the “[*]”). Genentech may exercise such option by providing written notice to Lonza at any time during the Term. Upon Genentech’s exercise of such option, Lonza shall use its Commercially Reasonable Best Efforts to initiate and complete the [*] Project in accordance with the requirements, costs and timelines set forth in Exhibit 1.

2.	Adjustment to Purchase Price for Successful Commercial Batches. Section 6.4.3 of the Agreement is amended to add a new subsection (e) as follows:

(e) Notwithstanding Section 6.4.3(a) above, commencing with the first Successful Commercial Batch resulting from a Commercial Run that entered the [*] at the Lonza Facility in the [*] Campaign, and continuing thereafter for the remainder of the Term, for each such Successful Commercial Batch (up to the Campaign Maximum in a particular

Campaign) manufactured after commencement of the [*] Campaign in compliance with this Agreement and in conformance with cGMP and the Bulk Drug Specifications, the Target Yield, and the warranties provided in Section 7.1 hereof, Genentech shall pay Lonza an amount as set forth below. Such amount shall be the Purchase Price for such Successful Commercial Batches.

(i) If the Yield for such Successful Commercial Batch is [*], Genentech shall pay Lonza an amount for such Batch equal to [*];

(ii) If the Yield for such Successful Commercial Batch is [*], Genentech shall pay Lonza an amount for such Batch [*]; or

(iii) If the Yield for such Successful Commercial Batch is [*], Genentech shall pay Lonza an amount for such Batch [*]

The Yield for each such Successful Commercial Batch shall be determined from its Batch Record using the protein concentration as reported in its Certificate of Analysis.

3.	Invoicing the Purchase Price for Successful Commercial Batches. Section 6.4.4 shall be amended to revise the last three sentences of that Section as follows:

Such invoices shall reference the Acceptance Date, the Batch delivered and the total Purchase Price; provided, for the sake of administrative ease, with respect to invoices issued under Section 6.4.3(e), Lonza shall invoice all such Successful Commercial Batches at an estimated Purchase Price of [*], and, [*] after the end of each calendar year, Lonza shall send to Genentech a report comparing the actual Purchase Price for such Successful Commercial Batches and the estimated Purchase Price invoiced to Genentech for such calendar year. Any payment required by Lonza to Genentech or by Genentech to Lonza to compensate for such difference between the actual Purchase Price and estimated Purchase Price shall be made to the appropriate Party no later than [*] of year in which such report is delivered.

In addition, for invoices issued with respect to Section 6.4.2(c), such invoices shall also reference a complete list of the Successful Commercial Batches produced, shipped and accepted by Genentech during such calendar year.

Amounts due under undisputed correct invoices shall be due and payable in U.S. currency within [*] after receipt of such invoice.

4.
Process Validation Batches for [*]. With respect to that Qualification Batch identified internally by Lonza as “[*]”, notwithstanding Sections 6.4.2 and 6.4.3(c) of the Agreement, Lonza and Genentech agree that Genentech shall purchase such Batch from Lonza for an amount equal to [*] (the “Batch Payment”) [*]. Such Batch Payment and [*] shall be the Purchase Price for [*]. Genentech shall pay such amount within [*] of the 2nd Amendment Effective Date.

5.	Milestone Payments for Calendar Years 2005 and 2006. Section 6.4.3(d) is amended in entirety as follows:

(d) In consideration for Lonza’s success in manufacturing and supplying to Genentech Successful Commercial Batches during the calendar year 2005, Genentech shall pay to Lonza a [*] of the 2nd Amendment Effective Date. In addition, Lonza shall also be entitled to receive:

(i) [*] upon Lonza quality release of a [*], which Batches resulted from Campaign [*] or Campaign [*]. Such additional amount shall be payable upon [*] Commercial Batch resulting from such Campaigns; and

(ii) a [*] payment of [*] upon Lonza quality release by [*] of a [*] Successful Commercial Batches [*]. For the avoidance of doubt, no Successful Commercial Batches resulting from Campaign [*] shall count toward such milestone. Such additional amount shall be payable upon Genentech’s final release of such Commercial Batches.

For the avoidance of doubt, such amounts shall in no event be paid more than once each, and with respect to (i) and (ii) only on achievement of such milestone by the date indicated above.

6.
[*]. As of the 2nd Amendment Effective Date, Genentech and Lonza are in the process of gathering additional data in order to [*] from Campaign [*]. Lonza and Genentech agree, that with respect to such [*], Genentech shall continue to use commercially reasonable efforts to perform certain activities and testing as necessary, in Genentech reasonable judgment and in conformance with the Quality Agreement, to determine [*]. Lonza and Genentech further agree:

(a) If Genentech determines that such Batch is a Successful Commercial Batch, Genentech shall pay to Lonza the amounts specified in Section 6.4.3(a) of the Agreement for such Successful Commercial Batch, less [*]. Such amounts shall be due and payable upon Genentech’s release of such Batch; or

(b) If Genentech rejects such Batch [*] and/or if such Batch expires prior to the completion of [*]: (i) Genentech shall have no obligation to pay Lonza any amounts for such Batch and (ii) Lonza shall pay to Genentech an amount equal to [*]. Such amount shall be due and payable upon Genentech’s written notice to Lonza.

[*]

7.
Rescheduling of Campaigns. Notwithstanding the Campaign, Campaign Minimum and Campaign Minimum Run schedule listed on Exhibit A of the Agreement (including any amendments thereof in the 1st Amendment):

(a) the [*] Campaigns scheduled to commence on [*], shall be conducted in [*], with: (i) [*], to continue for a Campaign Minimum of [*], during which time Lonza shall be obligated to perform [*] Campaign Minimum Runs; and (ii) such Campaign [*] and continue for a Campaign Minimum of [*], during which time Lonza shall be obligated to perform [*] Campaign Minimum Runs (with the expectation of the Parties that [*] Campaign Minimum Runs shall be allocated to conducting [*], as further described in Section 3 of the 1st Amendment); and

(b) the [*] Campaign and the [*] Campaign, scheduled to commence on [*], shall be [*] Campaign, and shall be rescheduled to commence on [*] and continue for a Campaign Minimum of [*] during which time Lonza shall be obligated to [*] Campaign Minimum Runs.

8.	Invoicing of Project Batches deemed releasable by Genentech but subject to Regulatory Approval.

Notwithstanding Section 5.4.6, but subject to Genentech's rights to make claims under Article 9 of the Agreement, for Batches manufactured as part of a mutually agreed project subject to Regulatory Approval, [*] (each a “Project Batch”), the Acceptance Date shall be defined as the date on which Lonza receives written notice from Genentech that such Batch has been released, or deemed releasable, by Genentech pursuant to applicable release testing standard operating protocols as described in the Quality Agreement.  For the avoidance of doubt, per Section 6.4.4, Lonza may issue invoices for such Project Batches on or after the related Acceptance Date.

9.	Amendment to the Manufacturing Process; Non-Conforming Bulk Drug Resulting from such amended Manufacturing Process.

The Parties agree to amend the Manufacturing Process to provide a [*]. Should any Non-Conforming Bulk Drug result from a Commercial Batch manufactured in accordance with such amended Manufacturing Process [*], and such non-conformity was not caused by Lonza (or its agents), the Parties agree that Genentech will pay to Lonza (a) [*] the Purchase Price that would have otherwise been due for such Bulk Drug if it resulted from a Successful Commercial Batch, and (b) [*] of the Acquisition Cost for the raw materials utilized to produce such Bulk Drug. Any investigation of such Non-Conforming Bulk Drug shall be completed in accordance with Article 9 of the Agreement.

10. All terms and conditions of the Agreement not modified by this 2nd Amendment shall continue in full force and effect in accordance with their terms. All capitalized terms not otherwise defined herein shall have the same definition as in the Agreement.

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IN WITNESS WHEREOF, the Parties have caused this 2nd Amendment to be executed as of the Effective Date.

GENENTECH, INC.

By:	/s/ MARKUS GEMUEND

Name:	Markus Gemuend

Title:	Vice President, Manufacturing Collaborations & Contract Manufacturing

LONZA BIOLOGICS, INC.

By:	/s/ STEPHAN KUTZER

Name:	Stephan Kutzer

Title:	Chief Operating Officer

LONZA BIOLOGICS, PLC

By:	/s/ STEPHAN KUTZER

Name:	Stephan Kutzer

Title:	Chief Operating Officer

EXHIBIT 1

[*] Project

Upon Genentech’s exercise of its option set forth in Section 1 above of this 2nd Amendment, Lonza shall complete all activities required to implement [*] including those outlined below:

1. [*].

Feasibility of doing [*] is to be assessed by the parties first confirming the maximum buffer used if [*] were to be run. To perform [*], an additional capital investment will be required if, and only if, it can be determined that enough [*] is available to provide a safety level during processing. That determination can only be assessed after the [*] are run. Commercial terms for proceeding with capital investments or any other charges related to [*] will be mutually agreed upon prior to implementation.

It is estimated that an [*] will correlate to an increase of [*].

Furthermore, it is estimated that due to the associated changes required (see details below) [*].

Other improvements which have increased the reliability of operations in the plant should be considered as well.

1.1 Details of [*]

[*] is not currently validated for use in [*] but will be required for the additional supply of the [*]. The CIP and SIP code are in place but not validated. This change will require operations, process validation, documentation, controls and computer validation resources.

Also, [*] requires that[*] of the [*] be used to [*], there will [*] to allow for safety margins in respect to volume. Instead of using [*], the separately prepared [*] can be used for this step instead. This will also allow for [*] because the [*] can be retained [*] instead of the [*] in which the [*]. The extra [*] may increase the overall recovery [*]. This will require operations, process validation, documentation, controls and computer validation resources.

As a final change, [*] requested that [*]. This was requested to maintain consistency with the other [*] chromatography steps. This will require operations and documentation support.

Lonza assumes that all of these changes will require [*] to ensure the change has been completed as desired.

2. Actions/Activity Required.

1) [*]

a) Write change controls and route for approvals (OPS).

b) [*].

c) Add code to support [*] tanks of [*] (Con).

d) Validate any additional code required (CpV).

e) Rewrite [*] document to include [*] in BR (OPS).

f) Provide GMP documentation support (DOCS)

g) Rewrite [*] records (OPS).

2) Use [*] Equil. instead of [*] to equilibrate the skid prior to [*].

a) Code the change (CON)

b) Validate the code change (CpV)

c) Rewrite batch records (OPS)

d) Provide GMP documentation support (DOC)

3) Use [*] instead of [*] for flushing filters

a) Change batch records

b) Provide GMP documentation support

4) Provide [*] including buffer preparations.

a) [*] (upstream and downstream)

3. Schedule

It is estimated that [*] will be required to make the change from [*] from the time that Lonza initiates a change control to the [*] tests

Also [*] of down time during the campaign due to [*] and [*] tests are estimated for which we can provide more detail on the affect to the scheduling and batch output.

[*]

Genentech and Lonza agree that the time required to implement the project will [*].

4. Cost and Benefit

4.1 Costs.

(a) [*]. The loss [*] shall be borne by Genentech; provided such [*] shall in no event exceed [*] without Genentech’s prior written consent. Such [*] shall be invoiced to Genentech at a cost of [*]. Lonza shall invoice Genentech for such costs on a [*] basis. Genentech shall pay all true and correct invoices within [*]. For the avoidance of doubt, any loss of [*] in excess of [*] to implement the [*] shall be borne by Lonza, and the total amount that may be invoiced to Genentech by Lonza under this Section 4.1 of Exhibit 1 shall [*], in each case, without Genentech prior written consent.

(b) Reimbursement of Costs of [*]. Lonza shall reimburse all amounts paid by Genentech to Lonza for [*] in accordance with the following. Commencing with the first Successful Commercial Batch resulting from [*] at the Lonza Facility after Lonza commences the [*], and continuing thereafter until Lonza reimburses Genentech for all amounts paid by Genentech to Lonza for [*], for each such Successful Commercial Batch whose Yield is [*], Lonza shall reimburse to Genentech an amount [*]. In conjunction with the report Lonza is to send to Genentech under Section 6.4.4 of the Agreement in each calendar year (as described in Section 3 of this 2nd Amendment above), Lonza shall also provide a report of the Successful Commercial Batches for such calendar year which are subject to reimbursement by Lonza to Genentech. Any reimbursement required by Lonza to Genentech under this Section 4.1(b) of Exhibit 1 shall be made to Genentech no later than [*] of year in which such report is delivered.

(c) Activity Costs. The actual [*] costs to be incurred by Lonza to implement the [*] Project as currently projected by the Parties are [*] (the “Activity Costs”). Such Activity Costs shall be borne by Genentech. Lonza shall invoice Genentech for a) [*] of the expected Activity Costs prior to commencing the [*] Project and b) the balance of actual Activity Costs incurred upon completing the [*] Project and concurrent with such invoice, Lonza shall provide Genentech with a written report summarizing the activities completed and the Activity Costs incurred by Lonza in support of such activities. Genentech shall pay all undisputed invoices within [*] of receipt thereof. In the event that Genentech believes that an invoice is incorrect, it will inform Lonza within [*] of receipt and such disputed amount will be investigated by the parties. Once the dispute has been resolved, Genentech shall pay the corrected invoice within [*] of receipt thereof.

(d) Project Scope Changes. In the event that the scope of the [*] Project changes [*], the Parties shall agree in writing to both the scope changes and new estimates for the Activity Costs and [*] prior to Genentech exercising its option as outlined in Section 1 above of this 2nd Amendment.